SUPPLEMENT

                                   DLZ CORP.
          HAS AMENDED ITS OFFER TO PURCHASE TO INCREASE THE PRICE FOR
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            DIGITAL LINK CORPORATION
                                       TO
                              $10.85 NET PER SHARE

     ----------------------------------------------------------------------
     THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL NOW EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 15, 1999, UNLESS THE
                           OFFER IS EXTENDED FURTHER.

--------------------------------------------------------------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, NO PAR VALUE (THE "SHARES"), WHICH, TOGETHER WITH THE 4,034,687 SHARES (NOT INCLUDING SHARES ISSUABLE UPON EXERCISE OF OUTSTANDING OPTIONS) BENEFICIALLY OWNED BY DLZ CORP. ("PURCHASER") AND THE GUPTA INVESTORS ON THE DATE OF PURCHASE, WOULD CONSTITUTE NOT LESS THAN 90% OF THE OUTSTANDING SHARES ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE SET FORTH IN "THE TENDER OFFER--SECTION 11. CERTAIN CONDITIONS OF THE OFFER" OF THE OFFER TO PURCHASE.

                                   IMPORTANT

    Except as otherwise set forth in this Supplement, the Offer continues to be governed by the terms and conditions set forth in the Offer to Purchase dated September 10, 1999 and the original BLUE Letter of Transmittal, and the information contained therein continues to be important to each shareholder's decision with respect to the Offer. Accordingly, this Supplement should be read carefully in conjunction with such documents, which have been previously mailed to shareholders.

    Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (i) complete and sign the original BLUE or the revised GREEN Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the revised GREEN Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered Shares and any other required documents, to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in "The Tender Offer--Section 3. Procedure for Tendering Shares" of the Offer to Purchase or
(2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "The Tender Offer--Section 3. Procedure for Tendering Shares" of the Offer to Purchase.

    Questions or requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") at its respective address and telephone numbers set forth on the back cover of this Supplement. Additional copies of this Supplement, the Offer to Purchase, the revised GREEN Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

November 1, 1999

                    THE INFORMATION AGENT FOR THE OFFER IS:
                                     [LOGO]

To the Holders of Common Stock of
DIGITAL LINK CORPORATION:

    The following information amends and supplements the Offer to Purchase dated September 10, 1999, as amended (the "Offer to Purchase"), of DLZ Corp., a California corporation ("Purchaser"). Purchaser is now offering to purchase all outstanding shares of common stock, no par value (the "Shares"), of Digital Link Corporation, a California corporation (the "Company"), at the increased price of $10.85 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement, and in the related Letters of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

    Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH THE 4,034,687 SHARES (NOT INCLUDING SHARES ISSUABLE UPON EXERCISE OF OUTSTANDING OPTIONS) BENEFICIALLY OWNED BY PURCHASER AND THE GUPTA INVESTORS ON THE DATE OF PURCHASE, WOULD CONSTITUTE NOT LESS THAN 90% OF THE OUTSTANDING SHARES ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE SET FORTH IN "THE TENDER OFFER--SECTION 11. CERTAIN CONDITIONS OF THE OFFER" IN THE OFFER TO PURCHASE.

    Based upon the 8,077,158 Shares outstanding as of October 29, 1999, assuming no other Shares are issued pursuant to the exercise of options or otherwise prior to the Effective Time and excluding Shares held by the Gupta Foundation (which will not be contributed to Purchaser but will be tendered in the Offer), the number of Shares needed to be purchased pursuant to the Offer to satisfy the Minimum Condition would be 3,234,756. If other Shares are issued pursuant to the exercise of Options or otherwise or the number of Shares outstanding is adjusted, the number of Shares necessary to be purchased pursuant to the Offer to satisfy the Minimum Condition will change. As of 12:00 midnight New York City time on October 29, 1999, 2,690,031 Shares had been tendered which, together with Shares held by Purchaser and the Gupta Family, constitutes approximately 83.5% of the outstanding Shares. In addition, as described below, on October 29, 1999, a large institutional owner of Shares, which, together with it affiliates, owns 762,025 Shares, indicated that it was prepared to tender all of the Shares it beneficially owns if the Offer Price were increased to $10.85 per share. See Section 1 of this Supplement.

    This Offer is being made pursuant to the Agreement and Plan of Merger dated as of September 3, 1999 (the "Merger Agreement"), between Purchaser and the Company. Under the terms of the Merger Agreement, if the Minimum Condition is satisfied, following the purchase of Shares pursuant to the Offer and the satisfaction of other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the California General Corporation Law (the "CGCL"), Purchaser will merge with the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held by shareholders who properly exercise their appraisal rights in accordance with the CGCL and Shares owned by Purchaser) will be converted by virtue of the Merger and without any action on the part of the Company, into the right to receive the Offer Price in cash (the "Merger Consideration"), without interest thereon. The Merger Agreement is more fully described in "Special Factors--Section 5. The Merger" in the Offer to Purchase.

    Shareholders should follow the procedures for tendering Shares set forth in "The Tender Offer--Section 3. Procedure for Tendering Shares" in the Offer to Purchase and Section 2 of this Supplement. Tendering shareholders may use either the original BLUE Letter of Transmittal and the original PINK Notice of Guaranteed Delivery accompanying the Offer to Purchase or the revised GREEN Letter of Transmittal accompanying this Supplement. While the original BLUE Letter of Transmittal refers to the Offer to Purchase, shareholders using such document to tender their Shares will nevertheless receive $10.85 for each Share validly tendered and not withdrawn and accepted for payment pursuant to the Offer, upon the terms and subject to the conditions of the Offer. Shareholders who have previously validly tendered and not withdrawn their Shares pursuant to the Offer are not required to take any further action in order to receive, upon the terms and subject to the conditions of the Offer, the increased price of $10.85 per Share with respect to all Shares purchased pursuant to the Offer. See "The Tender Offer--Section 3. Procedure for Tendering Shares" in the Offer to Purchase and Section 2 of this Supplement.

    THIS SUPPLEMENT, THE OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1.  AMENDED TERMS OF THE OFFER.

    On November 1, 1999, Purchaser increased the price per Share to be paid pursuant to the Offer from $10.30 per Share to $10.85 per Share, net to the seller in cash, without interest thereon. Purchaser determined to increase the tender offer price following contacts between representatives of Purchaser and representatives of Kopp Investment

Advisors, Inc., a registered investment advisor ("Kopp"). Purchaser believes that Kopp is the largest institutional owner of Shares and according to the latest publicly available report on Form 13F filed by Kopp and its affiliates, as of June 30, 1999, such entities collectively beneficially owned 762,025 Shares, or approximately 9.4% of the outstanding Shares. In these discussions, on October 29, 1999, representatives of Kopp indicated to representatives of Purchaser that Kopp was prepared to tender all of the Shares beneficially owned by Kopp if the Offer Price were increased to $10.85 per Share.

    Upon the terms and subject to the conditions of the Offer, all shareholders whose Shares are validly tendered and not withdrawn (including Shares tendered prior to the date of this Supplement) in accordance with the procedures set forth in "The Tender Offer--Section 3. Procedure for Tendering Shares" in the Offer to Purchase and Section 2 of this Supplement on or prior to the Expiration Date (as defined below) will receive the increased price. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, November 15, 1999, unless the Offer is extended further. Purchaser does not presently intend to extend further the period of time during which the Offer is open.

    This Supplement, the revised GREEN Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares whose names appear on the Company's shareholder lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholders list who are listed as participants in a clearing agency's security position listed for subsequent transmittal to beneficial owners of Shares.

    2. PROCEDURE FOR TENDERING SHARES. "The Tender Offer--Section 3. Procedure for Tendering Shares" in the Offer to Purchase is amended and supplemented as follows:

    TENDERING SHAREHOLDERS MAY USE THE ORIGINAL BLUE LETTER OF TRANSMITTAL AND PINK NOTICE OF GUARANTEED DELIVERY THAT WERE PROVIDED WITH THE OFFER TO PURCHASE. Although the BLUE Letter of Transmittal indicates that the Offer will expire at 12:00 midnight, New York City time, on Friday, October 15, 1999, shareholders will be able to tender (or withdraw) their Shares pursuant to the Offer until 12:00 midnight, New York City time, on Monday, November 15, 1999 (or such later date to which the Offer may be extended further). TENDERING SHAREHOLDERS MAY ALSO USE THE REVISED GREEN LETTER OF TRANSMITTAL PROVIDED WITH THIS SUPPLEMENT.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    3. PRICE RANGE OF SHARES; DIVIDENDS. "The Tender Offer--Section 5. Price Range of Shares; Dividends" in the Offer to Purchase is amended and supplemented as follows:

    The Shares are traded on the Nasdaq National Market under the symbol "DLNK." The Company has not declared or paid any cash dividends since the date of the Offer to Purchase. The reported high and low closing sales prices per Share for the third quarter of the fiscal year ending December 31, 1999 were $11.125 and $7.125, respectively. The reported high and low closing sales prices per Share for the fourth quarter of the fiscal year ending December 31, 1999 through October 29, 1999, were $10.25 and $9.875, respectively.

    On October 29, 1999, the last full trading day prior to the public announcement of Purchaser's intention to increase the Offer Price, the closing price for the Shares was $10.25 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

                                          DLZ CORP.
                                          NARENDRA AND VINITA GUPTA
                                          LIVING TRUST

                                          GUPTA CHILDREN'S TRUST
                                          AGREEMENT

                                          THE NAREN AND VINITA GUPTA
                                          FOUNDATION

                                          VINITA GUPTA

                                          NARENDRA K. GUPTA

November 1, 1999

    Facsimile copies of the original BLUE or revised GREEN Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                        HARRIS TRUST COMPANY OF NEW YORK

               BY MAIL:                                         BY HAND/OVERNIGHT DELIVERY:

          WALL STREET STATION                                         RECEIVE WINDOW
             P.O. BOX 1023                                           WALL STREET PLAZA
     NEW YORK, NEW YORK 10268-1023                               NEW YORK, NEW YORK 10005

                          BY FACSIMILE TRANSMISSIONS:
                        (FOR ELIGIBLE INSTITUTIONS ONLY)

                                 (212) 701-7636

                        FOR INFORMATION (CALL COLLECT):

                                 (212) 701-7624

    Any questions or requests for assistance or additional copies of this Supplement, the Offer to Purchase, the revised GREEN Letter of Transmittal and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            MACKENZIE PARTNERS, INC.
                                 156 5th Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-free: (800) 322-2885